Exhibit 10.2

MUTUAL RESCISSION AGREEMENT

This Mutual Rescission Agreement ("Agreement") is made as of August ___, 2007 by SIMEX Technologies, Inc., a Delaware corporation ("Simex"), Montain Sebring Generale, LLC, a Georgia limited liability company (“Montain”), and Probity Investigations, Inc., a Georgia corporation ("Probity").

RECITALS

WHEREAS, on September 15, 2003, Simex and Probity entered into an Exchange Agreement (the “Exchange Agreement”), under which Simex agreed to acquire all of the outstanding membership interests in Remote Business Management, LLC (“RBM”) from Probity in consideration for 16,000,000 shares of common stock of Simex;

WHEREAS, on December 4, 2003, Simex and Probity entered into a First Amendment to Exchange Agreement (the “First Amendment”), under which all of the assets of RBM were transferred to a newly formed subsidiary of Probity called Remote Business, Inc. (“RBI”), and RBI was substituted for RBM as the entity whose stock would be conveyed to Simex on the terms set forth in the Exchange Agreement;

WHEREAS, on December 5, 2003, Probity conveyed all of the issued and outstanding common stock of RBI (the “RBI Shares”) to Simex pursuant to the Exchange Agreement and the First Amendment, and Simex issued 16,000,000 shares (the “Simex Shares”) of its common stock to Probity;

WHEREAS, of the 16,000,000 Simex Shares that Probity acquired under the Exchange Agreement, Probity retained 9,800,000 Simex Shares in its own name, 9,300,000 of which it later sold to Montain (a company controlled by Kjell Jagelid, the current chairman and chief executive officer of Simex) and 500,000 of which it later transferred to Montain;

WHEREAS, of the 16,000,000 Simex Shares that Probity acquired under the Exchange Agreement, Probity directed that 1,200,000 Simex Shares (the “Demerau Shares”) be issued to L. Scott Demerau as a finder’s fee for arranging the transaction, which Simex Shares have since been purchased by a bona fide purchaser for value;

WHEREAS, Probity directed that the remaining 5,000,000 Simex Shares acquired under the Exchange Agreement be transferred to Wooju Communications Co., Ltd. as the holder of approximately 30% of the common stock of Probity, and Wooju Communications Co., Ltd. directed that such Simex Shares be issued in the name of Hyung-Tae Kim (Cert. No. 5180), who was the owner and officer of Wooju Communications Co., Ltd., as well as an officer of Probity at the time the stock certificate was issued;

WHEREAS, Cert No. 5180 was held in escrow pending certain performance by Wooju Communications Co., Ltd. and Hyung-Tae Kim and was never delivered as a result of the failure of such performance;

WHEREAS, Simex and Probity entered into a Memorandum of Understanding dated August 31, 2004, under which Simex agreed to reconvey RBI to Probity pursuant to formal legal documents to be prepared later, with a closing to be held no later than September 7, 2004;

WHEREAS, Simex and Probity completed the transfer of RBI to Probity, and since September 2004 Probity has owned, controlled and operated the business of RBI as if it were the owner thereof, but the parties cannot locate any signed documents, and are therefore executing this agreement to memorialize the transfer that took place and to resolve other issues amongst themselves;

WHEREAS, the Parties have determined that it is in the best interest of the Parties to mutually rescind the Exchange Agreement and return the Parties to their respective positions prior to the Exchange, to the extent possible.

NOW, THEREFORE, in consideration of the above recitals and the mutual benefits contained herein, the parties agree as follows:

1.

Rescission. The Exchange Agreement, as amended by the First Amendment, and all other agreements entered into by and among the Parties in connection therewith (the "Original Agreements"), are hereby unconditionally rescinded ab initio and each of the Parties to this Agreement will be restored to the position it was in immediately before the Original Agreements were executed, except that Simex acknowledges that the Demerau Shares cannot and will not be returned to Simex for cancellation because they are held by a bona fide purchaser for value.

2.

Reconveyance of RBI Shares to Probity.  Probity hereby confirms that Simex transferred all right, title and interest in and to all of the RBI Shares to Probity effective as of September 7, 2004.

3.

Cancellation of Simex Shares.  Prior to the execution of this Agreement, Probity has transferred certificates representing 9,800,000 shares of the Simex Shares to Montain and has delivered the Hyung-Tae Kim Cert No. 5180 representing 5,000,000 Simex Shares to Simex.  Probity, Simex, and Montain agree that Simex shall, as soon as practicable, instruct its transfer agent to cancel all said certificates of record.  The Parties and further agree that the Demerau Shares have previously been transferred to a bona fide purchaser and cannot be cancelled.

4.

No Assignment. Each of the parties to this Agreement represents and warrants that it has not assigned or transferred or purported to assign or transfer, voluntarily or involuntarily, or by operation of law, any matters released pursuant to this Agreement or any portion of it, any interest in the Original Agreements or any interest in the Simex Shares or the RBI Shares, except as set forth in the recitals to this Agreement.

5.

Release and Indemnity by Simex. Simex, for itself and its successors and assigns, releases and discharges Probity, and its successors and assigns, officers, directors and shareholders, from any and all claims, demands, damages, debts, liabilities, accounts, accounting, cause of action at law or in equity, known or unknown which Simex ever had, now has or in any arises from or is related to the Original Agreements.  In addition, Simex hereby releases and discharges Probity from a loan which it made to Probity in the original principal amount of $35,000 (which has been satisfied through the sale of certain product).   Probity

hereby confirms receipt from Simex of a UCC-3 Termination Statement to release the security interest it had in certain assets of Probity to secure said loan.  Simex hereby agrees to indemnify and hold Probity harmless for any federal or state tax liabilities of Simex or RBI incurred by either of them during the period from December 5, 2003 to September 7, 2004.

6.

Release by Probity. Probity, for itself and its successors and assigns, releases and discharges Simex, and its respective successors and assigns, officers, directors and shareholders, from any and all claims, demands, damages, debts, liabilities, accounts, accountings, causes of action at law or in equity, known or unknown, which Probity ever had, now has, or in the future may have against Simex, which in any way arises from or is related to the Original Agreements.

7.

Releases and Simex Indemnity.  The release set forth in Paragraphs 5 and 6, above, are intended by the Parties to release all claims, whether known, unknown, foreseen, unforeseen, patent or latent, which the releasing party has or may have had against another party arising out of or related to the affairs of Simex, Probity or RBI for all matters including any existing written or oral agreement, for fraud, breach of fiduciary duty or in tort, and includes all matters discussed in the August 31, 2004 Memorandum of Understanding which are not specifically dealt with herein, which matters the Parties agree are moot, have been fully performed or are no longer important to the party who was the beneficiary of the term.  Specifically, Simex releases and quit claims to Probity any interest it has or may have in and to any furniture, fixtures, equipment, inventory or personal property of any kind whatsoever related to the Original Agreements and now in the possession of Probity.  Each party understands and acknowledges the significance and consequence of such specific intention to release all claims.  Simex hereby agrees to indemnify and hold Probity harmless for the claims of anyone not a party to this Agreement regarding the inventory or personal property hereby released and quit claimed by Simex to Probity.

8.

Shares Held by Montain.  As set forth in Paragraph 3, above, Montain hereby agrees to turn in to the Simex transfer agent for cancellation certificates representing 9,800,000 Simex Shares that Montain previously acquired from Probity.  Simex agrees to reimburse Montain for any amount that it paid Probity for the 9,300,000 Simex Shares (being $15,000).  Montain hereby releases Probity from any claim for the repayment of the amount that Montain paid Probity for the 9,300,000 Simex Shares.

9.

Counterparts. This Agreement may be executed in any number of copies by the parties to it, in several counterparts, each of which will be deemed an original and all of which taken together will constitute a single instrument. A facsimile signature will have the same force and effect as an original signature.

10.

Authority. Each individual signing this Agreement in a representative capacity for the Party to the Agreement represents and warrants that he has fully authority to execute this Agreement on behalf of the Party and in fact the Parties herein are the Parties or the successor Parties to all agreements being rescinded herein. The execution and delivery of this Agreement has been duly and validly authorized and approved by the Simex and the Probity board of directors.

11.

Choice of Law. This Agreement will be enforced governed and construed by and in accordance with the laws of the State of Georgia.

12.

Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like shall refer to this Agreement as a whole. The words "include" or "including" shall be by way of example rather than by limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship hereof. In the event any Party to this Agreement brings any legal or equitable action against any other Party to this Agreement to enforce or interpret any provision of this Agreement, the prevailing Party, as determined in the court's discretion, will be entitled to recover costs and attorney fees in the proceeding.

13.

Other Documents. Each Party will, from time to time, at the request of any other Party to this Agreement, execute, acknowledge and deliver to the other documents or instruments and take any other actions as may be reasonably required or requested to more effectively carry out the terms of this Agreement.

14.

Amendment. This Agreement may be amended by the agreement of all of the Parties hereto; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first written above.

SIMEX TECHNOLOGIES, INC.

/s/ Kjell I. Jagelid

By: Kjell I. Jagelid, CEO

MONTAIN SEBRING GENERALE, LLC

/s/ G. Todd Redding

____________________________________

By: Kjell I. Jagelid, CEO

PROBITY INVESTIGATIONS, INC.

/s/ G. Todd Redding

____________________________

By: G. Todd Redding, CEO

4